                                                                   EXHIBIT 10.14

                              COMMUTATION AGREEMENT

      This Commutation Agreement (this "Commutation") is entered into between Kemper Employers Insurance Company, an Illinois domiciled insurance company ("KEIC"), and Lumbermens Mutual Casualty Company, an Illinois domiciled insurance company ("Lumbermens"), on September 30, 2003 (the "Effective Date").

      WHEREAS, KEIC and Lumbermens entered into a Quota Share Reinsurance Agreement effective October 1, 1999 (the "Quota Share Agreement"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference, whereby Lumbermens, in consideration of payment of premium, reinsured 80% of certain risks insured by KEIC specified in the Agreement;

      WHEREAS, KEIC and Lumbermens desire (a) to fully and finally settle and commute all obligations and liabilities known and unknown of KEIC and Lumbermens under the Quota Share Agreement and for (b) for KEIC to reassume the cession of liabilities and obligations under the Quota Share Agreement;

      WHEREAS, pursuant to that certain Purchase Agreement, dated as of July 14, 2003 (as amended, the "Purchase Agreement"), SeaBright Insurance Holdings, Inc., a Delaware corporation, has acquired all of the outstanding shares of capital stock of KEIC (the "Share Acquisition");

      WHEREAS, the execution and delivery of this Commutation is required pursuant to a post-closing covenant contained in the Purchase Agreement;

      WHEREAS, the consummation of the transactions contemplated by the Purchase Agreement, and KEIC's agreements as set forth herein to reassume the cession of liabilities and obligations under the Quota Share Agreement, satisfy and perform itself the obligations and liabilities that are the subject of this Commutation and not to pursue recovery under the Quota Share Agreement from Lumbermens for such obligations and liabilities, constitute good and valuable consideration to Lumbermens provided to Lumbermens on the Effective Date; and

      WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, and for other good and valuable consideration, the sufficiency and receipt of which is acknowledged by the parties hereto, the parties hereto agree that:

1. The effective time of this Commutation shall be as of immediately following the consummation of the Share Acquisition on the Effective Date. On the date of this Agreement, Lumbermens shall pay and transfer to KEIC, by certified check or wire transfer in good and lawful U.S. currency, $12,881,000.00 (which amount shall be subject to adjustment upward or downward in accordance with the terms and conditions of the Purchase Agreement).

2. KEIC shall accept the sum set forth in paragraph 1 herein in as full and final settlement of any and all amounts due by Lumbermens to KEIC under the Quota Share Agreement, and (pending receipt of such sum) the Quota Share Agreement is hereby terminated in its entirety, and KEIC hereby accepts and reassumes the cession of all obligations and liabilities under the Quota Share Agreement.

3. Upon the payment by Lumbermens to KEIC under paragraph 1 hereof, KEIC shall forgive, commute, release, and forever discharge Lumbermens, its predecessors, parents, affiliates, agents, officers, directors, shareholders, and assigns from any and all obligations, adjustments, executions, offsets, actions, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, reported or unreported and whether currently existing or arising in the future that KEIC and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against Lumbermens by reason of any matter whatsoever arising out of the Quota Share Agreement, it being the intention of the parties that this release operate as a full and final settlement of Lumbermens' current and future liabilities to KEIC under the Quota Share Agreement; provided, however, that this release shall in no manner waive, release, diminish or otherwise affect any right or interest of KEIC under the Purchase Agreement or any Ancillary Agreement (other than this Commutation).

4. Upon payment by Lumbermens to KEIC under paragraph 1 hereof is made and accepted, Lumbermens shall forgive, commute, release, and forever discharge KEIC, or its predecessors, parents, affiliates, agents, officers, directors, shareholders, and assigns from any and all obligations, adjustments, executions, offsets, actions, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, reported or unreported and whether currently existing or arising in the future that Lumbermens or any of its Affiliates and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against KEIC by reason of any matter whatsoever arising out of the Quota Share Agreement, it being the intention of the parties that this release operate as a full and final settlement of KEIC's current and future liabilities to Lumbermens under the Quota Share Agreement; provided, however, that this release shall in no manner waive, release, diminish or otherwise affect any right or interest of Lumbermens or any of its Affiliates under the Purchase Agreement or any Ancillary Agreement (other than this Commutation); and provided, further, that Lumbermens shall hereafter (immediately following receipt thereof) pay over to KEIC the amount of any and all reimbursements or other amounts paid over to Lumbermens, or its predecessors, parents, affiliates, agents, officers, directors, shareholders, or assigns, by any third party in connection with the cession of obligations and liabilities that have been reassumed pursuant to paragraph 2 hereof and commuted pursuant to paragraph 3 hereof.

5. This Commutation and the Purchase Agreement contain the entire agreement between the parties with respect to its subject matter hereof. All discussions and agreements previously entertained between the parties regarding the subject matter of the Commutation are merged into this Commutation and the Purchase Agreement. This Commutation may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by the parties hereunder.

6. All notices and other communications hereunder shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, addressed as follows:

      Lumbermens Mutual Casualty Company
      1 Kemper Drive
      Long Grove, Illinois  60049
      Attention: General Counsel
      Fax: (847) 320-4202

      Kemper Employers Insurance Company
      2101 4th Avenue, Suite 1600
      Seattle, Washington  98121
      Attention: Chief Executive Officer
      Fax: (206) 448-4442

7. The Commutation and its terms and conditions shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, affiliates, officers, directors, employees, parents, subsidiaries, assigns, heirs, and personal representatives, and receivers and liquidators and shall be governed by, construed, and enforced under the laws of the State of Illinois.

8. Each of the parties hereto expressly warrants and represents that it is an insurance company in good standing under the laws of the State of Illinois and that the execution of this Commutation is fully authorized by it; and that the person or persons executing this Commutation on its behalf have the necessary and appropriate authority to do so. Lumbermens hereby expressly warrants and represents that there are no pending agreements, transactions, or negotiations to which it or any of its Affiliates is a party that would render this Commutation or any part thereof void, voidable, or unenforceable; and that, except as otherwise duly obtained, no authorization, consent, or approval of any government entity is required to make this Commutation valid, binding and enforceable upon the parties.

9. KEIC and Lumbermens hereby agree to execute (and, in the case of Lumbermens, to cause its Affiliates to execute) promptly upon request any and all supplemental agreements, releases, affidavits, waivers, or other documents that the other party may reasonably require in order to implement the provisions or objectives of this Commutation.

10. This Commutation may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Commutation as of the date first written above.

LUMBERMENS MUTUAL CASUALTY COMPANY

By:    /s/ William A. Hickey
       -------------------------
Name:  William A. Hickey
Title: CFO and Executive Vice President

KEMPER EMPLOYERS INSURANCE COMPANY

By:    /s/ John Pasqualetto
       -------------------------
Name:  John Pasqualetto
Title: President